UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2017

Commission File Number: 333-180230

BLACK STALLION OIL AND GAS, INC.
(f/k/a FWF Holdings, Inc.)
(Exact name of Registrant as specified in its charter)

Delaware	99-0373017
(State of incorporation)	(IRS Employer ID Number)

50 Fountain Plaza, Suite 1400

Buffalo, New York 14202

(Address of principal executive offices)

(716) 961 3244

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01 ENTRY INTO A DEFINITIVE AGREEMENT

On August 8, 2017, Black Stallion Oil and Gas, Inc. (the “Company”) entered into a Licensing Agreement with Active Lab International, Inc. (“Active Lab”), for the distribution rights of the products of Active Lab, which include Citrus Defence® and Synapset®.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On August 23, 2017, the majority of the shareholders of the Company voted to effectuate an increase in the authorized amount of common stock from 6,000,000,000 to 25,000,000,000. Additionally, the majority of the shareholders of the Company authorized the establishment of Preferred Series B Shares with an authorized amount of 1,000 shares at a par value of $0.0001 and 100,000,000 votes per share. The Board of Directors of the Company filed with the State of Delaware accordingly.

On September 20, 2017, the majority of the shareholders of the Company voted to effectuate a reverse stock split at an exchange ratio of 1 post-split share for 100 pre-split shares (1:100) up to 1 post-split share for 500 pre-split shares (1:500), at the Board of Director’s discretion. The Board of Directors of the Company determined that the exchange ratio should be 1 post-split share for 300 pre-split shares (1:300) and filed with the State of Delaware accordingly.

On September 22, 2017, the Board of Directors of the Company determined that with the Company’s recent changes in regards to the Licensing Agreement with Active Lab, as well as the future plans of the Company, a name change was warranted. The Board of Directors have authorized the filing with the State of Delaware to change its name to Arize Therapeutics, Inc. The Company will be filing for a symbol change.

ITEM 9.01 EXHIBITS

(b) Exhibits.

NUMBER	EXHIBIT

10.8	Licensing Agreement between Black Stallion Oil and Gas, Inc. and Active Lab International, Inc., dated August 8, 2017. (Filed herewith.)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black and Stallion Oil and Gas, Inc.

Date: September 22, 2017	By:	/s/ Ira Morris
Ira Morris
Chief Executive Officer

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